Exhibit 99.1

Kemper Corporation One East Wacker Drive Chicago, IL 60601 kemper.com

Press Release

March 1, 2013
Kemper Corporation Announces Frank J. Sodaro as CFO
CHICAGO- (BUSINESS WIRE) - Kemper Corporation (NYSE: KMPR) announced today that Frank J. Sodaro, 44, will become Senior Vice President and Chief Financial Officer for Kemper Corporation, effective March 15, 2013. He will report to Donald G. Southwell, Kemper’s Chairman, President and Chief Executive Officer. The company also announced that Dennis Vigneau, 46, will resign his position as Senior Vice President and Chief Financial Officer of Kemper, effective March 15, 2013.
“Frank has been an important member of our financial leadership team, and I look forward to his continued contributions with this promotion,” said Mr. Southwell. “Dennis brought welcome new perspectives to our capital and enterprise risk management efforts along with an increased financial discipline for Kemper. I’d like to thank him for his many contributions and wish him well.”
Mr. Sodaro is a seasoned executive who joined the company in 1992. Most recently, Mr. Sodaro was Vice President of Planning and Analysis for Kemper. His previous positions include Assistant Corporate Controller, Investment Accounting Manager and Senior Auditor. Mr. Sodaro completed his Masters of Business Administration at DePaul University and Bachelor of Science in Finance with an emphasis on Accounting at Northern Illinois University. Sodaro is a Certified Public Accountant.
About Kemper
Kemper is a diversified insurance holding company with subsidiaries that provide an array of products to the individual and small business markets:

•	Auto insurance

•	Homeowners insurance

•	Renters insurance

•	Life insurance

•	Health insurance
Kemper markets to its customers through a network of independent agents, brokers and career agents.
Additional information about Kemper is available by visiting kemper.com.
Contact
Investors: Diana Hickert-Hill
312.661.4930
investor.relations@kemper.com